EXHIBIT 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XCELLINK INTERNATIONAL, INC.

XCELLINK INTERNATIONAL, INC., a Delaware corporation, hereby certifies that:

1.

The name of the corporation is Xcellink International, Inc.  The date of filing its original Certificate of Incorporation with the Secretary of State was on August 25, 2005;

2.

The Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "1", which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: December 31, 2013

XCELLINK INTERNATIONAL, INC.

By: /s/ Suren Ajjarapu

Suren Ajjarapu, CEO

Exhibit “1”

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRXADE GROUP, INC.

ARTICLE I

The name of this corporation is Trxade Group, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is NATIONAL CORPORATE RESEARCH, LTD., 615 South DuPont Highway, Dover, DE 19901,  (Kent County).  The name of its registered agent at that address is National Corporate Research Ltd.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This Corporation is authorized to issue two (2) classes of stock, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock authorized to be issued is Five Hundred Million (500,000,000) shares, $0.00001 par value per share.  The total number of shares of Preferred Stock authorized to be issued is One Hundred Million (100,000,000) shares, $0.00001 par value per share, of which Ten Million (10,000,000) shares have been designated “Series A Convertible Preferred Stock.”  Further shares of Preferred Stock shall initially be undesignated.

The undesignated Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, subject to Article V, Section 6 of this Amended and Restated Articles of Incorporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

ARTICLE V

The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and the Series A Convertible Preferred Stock are as follows.

1.

Definitions.  For purposes of this ARTICLE V, the following definitions shall apply:

1.1

“Closing Sales Price” means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, “Bloomberg”), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date that was a trading day.  If the Closing Sales Price cannot be calculated for such security on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an the Board of Directors of the Corporation.

1.2

“Convertible Securities” shall mean any evidences of indebtedness, Series A Convertible Preferred Stock, or other securities convertible into or exchangeable for Common Stock.

1.3

“Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Series A Convertible Preferred Stock of the Corporation voting as separate classes.

1.4

“Dividend Rate” shall mean an annual rate of 5% of the Original Issue Price per share for the Series A Convertible Preferred Stock (as appropriately adjusted for any Recapitalizations).

1.5

“Liquidation Preference” shall mean the Original Issue Price per share for the Series A Convertible Preferred Stock (as appropriately adjusted for any Recapitalizations).

1.6

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.7

“Original Issue Date” shall mean the date upon which the first shares of Series A Convertible Preferred Stock are issued.

1.8

 “Original Issue Price” shall mean $1.00 per share for the Series A Convertible Preferred Stock (as appropriately adjusted for any Recapitalizations).

1.9

“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2.

Dividends.

2.1

Series A Convertible Preferred Stock.  In any calendar year, the holders of outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year.  No Distributions shall be made with respect to the Common Stock until all declared dividends on the Series A Convertible Preferred Stock have been paid or set aside for payment to the Preferred Stock holders.  The rights to receive dividends on shares of Series A Convertible Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Convertible Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

2.2

 Common Stock. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.3

Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.

Liquidation Rights.

3.1

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive,  prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series A Convertible Preferred Stock, and (ii) all declared but unpaid dividends (if any) on such share of Series A Convertible Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3.1, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.1.

3.2

Remaining Assets.  After the payment to the holders of Series A Convertible Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

3.3

Reorganization.  For purposes of this Section 3, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations or other entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

3.4

Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors.  In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4.

Conversion.  The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1

Right to Convert.  Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof (“Optional Conversion”), at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the respective Series A Convertible Preferred Stock by the applicable Conversion Price or the Original Issue Price (defined below).  In order to effectuate the Optional Conversion under this Paragraph 4.1, the holder must provide the Corporation a written notice of conversion (“Notice of Conversion”).  The initial “Conversion Price” per share of Series A Convertible Preferred Stock shall be the respective Original Issue Price and shall be subject to adjustment as provided herein.  The number of shares of Common Stock into which each share of Series A Convertible Preferred Stock (as applicable) may be converted is hereinafter referred to as the “Conversion Rate” for each such series.  Upon any decrease or increase in the Conversion Price for the Series A Convertible Preferred Stock, as described in this Section 4, the Conversion Rate shall be appropriately increased or decreased.

4.2

Automatic Conversion.  Each share of Series A Convertible Preferred Stock (but not less than all) shall be automatically converted into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the formula set forth in Paragraph 4.1 of this Article V (an “Automatic Conversion”), unless otherwise prohibited by any law, rule or regulation applicable to the Corporation, upon the occurrence of the earlier of either of the following events:

(a)

the Company (or its successor-in-interest by way of merger) becomes a publicly reporting company under the Securities and Exchange Act of 1934, as amended; or

(b)

the holders of a majority of the then-outstanding shares of Series A Convertible Preferred Stock elect to consummate an Automatic Conversion of all the outstanding shares of Series A Convertible Preferred Stock.

Thereafter, the Corporation and the holders shall follow the applicable conversion procedures set forth in this Paragraph 4 (including the requirement that the holder deliver the Series A Convertible Preferred Stock Certificates representing the Series A Convertible Preferred Stock being converted to the Corporation); provided, however, the holders of Series A Convertible Preferred Stock subject to Automatic Conversion shall not be required to deliver a Notice of Conversion to the Corporation.  Nothing set forth in this Paragraph 4.2 shall prevent any holder of Series A Convertible Preferred Stock from exercising its right to convert pursuant to Paragraph 4.1.  In the event of the occurrence of an Automatic Conversion as set forth herein, all securities convertible into or exchangeable for Series A Convertible Preferred Stock shall automatically become convertible into or exchangeable for Common Stock of the Corporation following the applicable conversion procedures set forth in Paragraph 4.

4.3

Mechanics of Conversion.  In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Convertible Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

4.4

Delivery of Common Stock Upon Conversion.  Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the tenth business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Paragraph 4.3 above) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Convertible Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”).  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion.  Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

4.5

Fractional Shares.  If any conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Convertible Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the twenty consecutive trading day average Closing Sales Price of the Common Stock prior to the date of conversion, and the number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be the next lower whole number of shares; provided, however, if the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

4.6

Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series A Convertible Preferred Stock Convertible Preferred Stock, as applicable, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series A Convertible Preferred Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

4.7

Adjustments for Subdivisions or Combinations of Series A Convertible Preferred Stock.  In the event the outstanding shares of Series A Convertible Preferred Stock Convertible Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Convertible Preferred Stock Convertible Preferred Stock, as applicable, the Dividend Rate, Original Issue Price and Liquidation Preference of the applicable Series A Convertible Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Series A Convertible Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Convertible Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the Series A Convertible Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

4.8

Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series A Convertible Preferred Stock shall have the right thereafter to convert such shares of Series A Convertible Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Convertible Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

4.9

No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Convertible Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section 4.9 shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

4.10

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Convertible Preferred Stock.

4.11

Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of the applicable Series A Convertible Preferred Stock.  Any such waiver shall bind all future holders of shares of such series of Series A Convertible Preferred Stock, as applicable.

4.12

Notices of Record Date.  In the event that this Corporation shall propose at any time:

(a)

to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)

to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c)

to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3.3;

then, in connection with each such event, this Corporation shall send to the holders of the Series A Convertible Preferred Stock at least ten business days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series A Convertible Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Series A Convertible Preferred Stock, voting together as a single class.

(d)

Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.

Voting.

5.1

Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Convertible Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.2

No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

5.3

Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

5.4

Series A Convertible Preferred Stock.  Each holder of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Series A Convertible Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Series A Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each holder could be converted), shall be disregarded.

5.5

Adjustment in Authorized Common Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding Common Stock and Series A Convertible Preferred Stock of the Corporation voting together as a single class.

6.

Protective Provisions.

6.1

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Convertible Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a class:

(a)

Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

(b)

Effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock, including a reverse stock split, but excluding a stock forward split;

(c)

Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock;

(d)

Alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series;

(e)

Authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over (but not on parity with) the Series A Convertible Preferred Stock with respect to voting, dividends or upon liquidation; or

(f)

Amend or waive any provision of the Corporation’s Amended and Restated Articles of Incorporation or Bylaws relative to the Series A Convertible Preferred Stock so as to affect adversely the shares of Series A Convertible Preferred Stock.

For clarification, issuances of additional authorized shares of Series A Convertible Preferred Stock, under the terms herein, shall not require the authorization or approval of the existing stockholders of Series A Convertible Preferred Stock.

7.

Redemption.  The Corporation shall have no obligation to redeem the Common Stock or Series A Convertible Preferred Stock.

8.

Notices.  Any notice required by the provisions of this Article V to be given to the holders of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

9.

Preemptive Rights.  No stockholder of the Corporation shall have the right to repurchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

ARTICLE VI

Subject to the limitations contained in this Amended Certificate, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Election of the members of the Board of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII, or the adoption of any provision in an amended or restated Certificate of Incorporation inconsistent with this Article VIII, by the stockholders of the Corporation shall not apply to, or adversely affect, any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, such agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

ARTICLE X

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by the General Corporation Law of Delaware for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

ARTICLE XI

In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Amended and Restated Certificate of Incorporation, except to the extent a greater vote is required by this Amended and Restated Certificate of Incorporation or any provision of law.  Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than seventy-five percent of the outstanding shares of capital stock of the Corporation then entitled to vote upon the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Article VI, Article X, or this Article XI of this Amended and Restated Certificate of Incorporation.

ARTICLE XII

This Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.